NEWS

Contact:	Media: Mark Truby 1.313. 323.0539 mtruby@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD ADJUSTS PRODUCTION TO LOWER INDUSTRY VOLUME AND SHIFT IN CUSTOMER PREFERENCES; PROFIT OUTLOOK REVISED

•	North American car production increased and truck production reduced for remainder of 2008 to reflect the continuation of rapid changes in customer buying preferences

•	Lower industry volume, reduced overall production, dramatic model mix shifts away from large trucks and SUVs, and higher commodity costs force a change in Ford’s near-term profit outlook

•	Ford now expects to be about break-even companywide in 2009 on a pre-tax basis, excluding special items, as North America Automotive profitability is delayed

•	North America Automotive operations remain on plan to reduce annual operating costs by $5 billion by the end of 2008

•	Investment in smaller, fuel-efficient vehicles accelerates; further manufacturing capacity realignments planned in line with the introduction of more small cars and crossovers

DEARBORN, Mich., May 22, 2008 – Ford Motor Company [NYSE: F] today said it is making adjustments to its production plan and revising downward its near-term North American Automotive profit outlook, while planning further manufacturing capacity realignments, additional cost reductions and changes to its product mix to respond to the rapidly changing business environment in the U.S.

The company said it is increasing 2008 North American production of the hot-selling Ford Focus, Fusion, Edge and Escape, Mercury Milan and Mariner, as well as the Lincoln MKZ and Lincoln MKX.  At the same time, Ford is reducing 2008 production of large trucks and SUVs, as gas prices soar and customers move more quickly to smaller and more fuel-efficient cars and crossovers.

“We are continuing to make great progress on our plan,” said Ford President and CEO Alan Mulally.  “We are profitable and growing outside of North America, and our transformation plan in North America is working.  The challenge affecting the entire industry is the accelerating shift in consumer demand away from large trucks and SUVs to smaller cars and crossovers – combined with a steep rise in commodity prices and the weak U.S. economy.”

Ford said it now plans to produce 690,000 vehicles in North America during the second quarter, a further reduction of 20,000 units from previously announced planned production levels and a decline of 15 percent from the second quarter of 2007.  The company plans to produce between 510,000 and 540,000 units in the third quarter, down 15 to 20 percent from the same period last year.  Fourth-quarter production is expected to be between 590,000 and 630,000 units, down 2 to 8 percent from year-ago levels.

The second-half production plan includes higher car and crossover production compared with a year ago and will be achieved through overtime and added shifts at Ford’s smaller car and crossover assembly plants.  Large truck and SUV production in the second half will be lower than a year ago, with reductions achieved through a combination of additional downtime, shift reductions and line-speed actions.

The lower overall production, dramatic model mix shifts and substantially higher commodity costs are forcing a change in Ford’s near-term financial outlook, the company said.

“Rapidly rising commodity prices – particularly steel prices – and higher gasoline prices that are accelerating consumers’ shift away from large trucks and SUVs together are having a tremendous impact on our sales, our manufacturing operations and our profitability as we look to 2009,” said Mark Fields, Ford’s President of The Americas.

“Unless there is a fairly rapid turnaround in U.S. business conditions, which we are not anticipating, it now looks like it will take longer than expected to achieve our North American Automotive profitability goal,” Mulally said.  “Overall, we expect to be about break-even companywide in 2009 – with continued strong results in Europe and South America.”

Given the external challenges, Ford said it is more critical than ever to continue executing its transformation plan, which includes:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix
•	Accelerating the development of new products that customers want and value
•	Financing the plan and improving the balance sheet
•	Working together effectively as one team, leveraging Ford’s global assets

“The most important thing we can do right now is to continue to take decisive action implementing our plan to respond to the rapidly changing business environment,” Mulally said.

Ford remains on track to reduce by $5 billion its annual North American Automotive operating costs by the end of 2008 – at constant volume, mix, and exchange and excluding special items – compared with 2005.  However, further cost reductions and recognition of anticipated retiree health care savings from Ford’s recent UAW labor agreement will be needed to offset higher commodity costs.  Ford previously had anticipated that ongoing retiree health care savings in 2008 would allow it to exceed the $5 billion target.

In addition, the company said it is planning further manufacturing capacity realignments, as it accelerates the introduction of more fuel-efficient small cars and crossovers.

Cash outflows associated with operating losses and employee separations now are projected to be between $14 billion and $16 billion for 2007 to 2009.  This is a deterioration compared with previous guidance but remains better than the original $17 billion outflow projection.  Ford’s Automotive net liquidity remains substantial.  Total liquidity – including available credit lines, the majority of which are in place through Dec. 15, 2011 – was $40.6 billion as of March 31.  Ford said it will continue to evaluate overall liquidity and alternatives to further improve its balance sheet.

Ford now expects 2008 U.S. industry volume, including medium and heavy trucks, to be between 15 million and 15.4 million units.  Ford, Lincoln and Mercury U.S. market share is expected to be approximately 14 percent this year – supported by the introduction of several new products.

“We are making great progress on the acceleration of new products, and our initial quality is among the best in the business,” Fields said.  “The new Focus, Edge and Escape have had significant sales growth this year, and the pace of our product introductions accelerates even further this summer.”

Production of the Ford Flex crossover and Lincoln MKS sedan is under way and soon will begin for the new generation of the F-150.  Ford also just introduced the 2009 Ford Escape and Mercury Mariner small utility vehicles.  They have new 4- and 6-cylinder engines with 11 and 20 percent more horsepower, respectively, and 5 percent better fuel economy, thanks to new engine technology, aerodynamic improvements and new six-speed transmissions.  In fact, Ford now offers more vehicles with fuel-saving six-speeds than any other automaker.

New versions of the Ford Fusion, Mercury Milan and Lincoln MKZ mid-size cars also debut later this year, as do all-new hybrid versions of the Fusion and Milan.

By the end of this year, 70 percent of all Ford, Lincoln and Mercury products by volume in North America will be new or significantly upgraded compared with 2006 models.  By the end of 2010, 100 percent of the product lineup will be new, including the next-generation Mustang in 2009, new fuel-saving EcoBoost engines in 2009, a new European-engineered Transit Connect in 2009 and all-new Ford Fiesta small car in 2010 – as well as several other vehicles not yet announced.

As an example of working together and leveraging its global assets, Ford said that it is accelerating even further the North American introduction of many of the small cars and crossovers that the company profitably sells today in Europe and South America.

“We remain absolutely committed to creating an exciting, viable Ford going forward – and to transforming Ford into a lean global enterprise delivering profitable growth over the long term,” Mulally said.  “We continue to make progress on every element of our plan, and we are taking steps in the near term to ensure our long-term success.”

# # #

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 244,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo, Mazda, and, until completion of their sale, Jaguar and Land Rover.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	An increase in or acceleration of market shift away from sales of trucks, sport utility vehicles, or other more profitable vehicles, particularly in the United States;
•	A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension, postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement Memorandum of Understanding with UAW to fund and discharge retiree health care obligations because of failure to obtain court approval or otherwise;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions (e.g., CO2), fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•
Inability of Ford Credit to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption or otherwise;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2007 Form 10-K Report.